UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 4, 2006

iVOW, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	94-3184035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11455 El Camino Real, Suite 140, San Diego, California 92130

(Address of principal executive offices, with zip code)

(858) 703-2820

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

On December 4, 2006, iVOW, Inc. (“IVOW”) closed a transaction with Viking Systems, Inc. (“Viking”) pursuant to a Technology Transfer and Settlement Agreement (“Technology Transfer Agreement”).  In April 2004, Viking acquired certain assets and licensed certain patents and other technology (the “Technology”) from IVOW (then known as Vista Medical Technologies, Inc.)  Pursuant to the 2004 transaction documentation, Viking was required, among other things, to pay certain minimum continuing royalties to IVOW to use the licensed Technology.  As a result of the Technology Transfer Agreement:

•                  IVOW has assigned all right, title and interest in the Technology (which includes 14 patents) to Viking and has no further rights to or interest in the Technology;

•                  The previous license agreement between the parties has been terminated inasmuch as Viking is now the owner of and no longer the licensee of the Technology;

•                  Viking has paid IVOW a final royalty payment of $150,000 and a final purchase price payment of $350,000 for the Technology; and

•                  The parties have mutually released each other subject to certain limitations.

As a result of the purchase of the Technology for $350,000 and the termination of the license agreement, there will be no further royalty payments received.  Under the license agreement, Viking would have been required to pay an additional $825,000 in minimum royalty payments payable over the next three years.

The $350,000 payment was transferred to Crdentia Corp. as the Company previously entered into an Interim Management Agreement with Crdentia pursuant to which iVOW agreed to transfer the direction and control of the operations of iVOW to Crdentia on the execution of the Merger Agreement entered into September 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVOW, Inc.

Date: December 7, 2006	By:	/s/ Richard M. Gomberg
Richard M. Gomberg
Vice President of Finance, Chief Financial Officer and Secretary (Principal financial and accounting officer)